Exhibit 4.41
DESCRIPTION OF COMMON STOCK REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description (this “Description”) of the terms of the common stock of CVS Health Corporation (“CVS Health”) is a summary only and is qualified by reference to the relevant provisions of Delaware law and the Restated Certificate of Incorporation (the “Charter”) and the By-Laws (the “By-Laws”) of CVS Health. Copies of the Charter and the By-Laws are incorporated by reference as exhibits to the Annual Report on Form 10-K to which this Description is an exhibit.

Authorized Capital Stock
Under the Charter as of February 10, 2026, the authorized capital stock of CVS Health consisted of (i) 3,200,000,000 shares of common stock, par value of $0.01 per share (“common stock”), (ii) 120,619 shares of cumulative preferred stock, par value $0.01 per share (“preferred stock”), and (iii) 50,000,000 shares of preference stock, par value $1.00 per share (“preference stock”).

Common Stock
The holders of shares of common stock are entitled to one vote per share on all matters voted on by CVS Health stockholders, including elections of directors. Except as otherwise required by law, or by the provisions of the preferred stock or the preference stock, or provided in any resolution adopted by the CVS Health board of directors (the “board”) with respect to any subsequently created class or series of shares of CVS Health, the holders of the shares of common stock exclusively possess all voting power. The Charter precludes cumulative voting in the election of directors. The Charter provides for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. Subject to any rights of any outstanding series of preferred stock or preference stock, (i) the holders of shares of common stock are entitled to such dividends as may be declared from time to time by the board from funds available therefor, (ii) no dividends may be declared, paid, or set aside for payment on shares of common stock unless full cumulative dividends are paid on any outstanding preference stock and any other preferred stock issued and outstanding at such time that is designated to have such dividend preference and (iii) upon dissolution the holders of shares of common stock are entitled to receive pro rata all assets of CVS Health available for distribution to such holders, subject to any liquidation preferences designated to any preferred stock or preference stock that may be issued and outstanding at such time of liquidation.

No Preemptive Rights
The Charter provides that no holder of any shares of CVS Health of any class or series may have any preemptive right to purchase or subscribe to any shares of CVS Health or any security convertible into shares of CVS Health of any class or series.

Provisions Relating to Amendments to CVS Health’s Charter and By-Laws
Under Delaware law, stockholders have the right to adopt, amend or repeal the certificate of incorporation and by-laws of a corporation. However, Delaware law requires that any amendment to the Charter also be approved by the board. Under Delaware law, unless a higher vote is required in a corporation’s certificate of incorporation, amendments to the corporation’s certificate of incorporation will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

In addition, the By-Laws may be amended by the board with respect to all matters not exclusively reserved by law to the stockholders. Amendments to the By-Laws may be adopted and approved by the affirmative vote of the holders of record of a majority of the outstanding shares of stock of CVS Health entitled to vote at any annual or special meeting, or by the affirmative vote of a majority of the directors cast at any regular or special meeting, at which a quorum is present.

Certain Statutory and Charter Provisions
Certain provisions of the Charter and By-Laws summarized in the following paragraphs may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt.

Potential Issuances of Preferred Stock and Preference Stock
As of February 10, 2026, the Charter authorized 120,619 shares of preferred stock, par value $0.01 per share and 50,000,000 shares of preference stock, par value $1.00 per share. The Charter also authorizes the board to issue shares of preferred stock or preference stock, from time to time, in such class or classes, and such series within any class, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the board may determine, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the board may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CVS Health; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of CVS Health or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series. The authorized capital stock of CVS Health, including preferred stock, preference stock and common stock, will be available for issuance without further action by CVS Health stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which CVS Health’s securities may be listed or traded. If the approval of CVS Health stockholders is not so required, the board does not intend to seek stockholder approval.
Although the board has no intention at the present time of doing so, it could issue a class or series of preferred stock or preference stock that could, depending on the terms of such class or series, impede completion of a merger, tender offer or other takeover attempt that the holders of some, or a majority, of CVS Health shares might believe to be in their best interests or in which CVS Health stockholders might receive a premium for their shares over the then-current market price of such shares.

Potential Issuances of Rights to Purchase Securities
CVS Health does not currently have a stockholder rights plan, although the board retains the right to adopt a new plan at a future date. The Charter grants the board exclusive authority to create and issue rights entitling the holders thereof to purchase from CVS Health shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the board and set forth in the contracts or instruments that evidence any such rights. The authority of the board with respect to such rights includes determining, for example, (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of CVS Health; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of CVS Health, a change in ownership of CVS Health’s shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to CVS Health or any shares of CVS Health, and provisions restricting the ability of CVS Health to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of CVS Health under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of CVS Health the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit CVS Health to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the board’s exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of CVS Health or any other corporation.

Stockholder Action by Written Consent
The Charter provides that stockholder action may be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting, but only if such action is taken in accordance with the provisions of the Charter and By-Laws. Any person other than CVS Health seeking to have the CVS Health stockholders authorize or take corporate action by written consent without a meeting is required to deliver a written notice signed by holders of record of at least twenty-five percent (25%) of the voting power of the outstanding capital stock of CVS Health entitled to express consent on the relevant action and request that a record date be fixed for such purpose.

Stockholder Vote on Fundamental or Extraordinary Corporate Transactions
Under Delaware law, a sale, lease or exchange of all or substantially all of CVS Health’s assets, an amendment to the Charter, a merger or consolidation of CVS Health with another corporation or a dissolution of CVS Health generally requires the affirmative vote of the board and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.
With respect to transactions with related persons (persons who own at least 10% of the outstanding capital stock of CVS Health), the Charter provides that a majority of outstanding shares (excluding those owned by the related person) voting as a single class is required to approve a business combination transaction with a related person, unless (i) such transaction is approved by a majority of continuing directors (directors who are not the related person, or an affiliate or associate thereof (or a representative or nominee of the related person or such affiliate or associate), that is involved in the relevant business combination and (a) who were members of the board immediately prior to the time that such related person became a related person or (b) whose initial election as a director was recommended by the affirmative vote of a least a majority of the continuing directors then in office, provided that, in either such case, such continuing director has continued in office after becoming a continuing director) or (ii) certain fair price requirements are met.

State Anti-Takeover Provisions
CVS Health has not opted out of Section 203 of the Delaware General Corporation Law, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an “interested stockholder,” that person may not engage in certain “business combinations” with the corporation, including mergers, purchases and sales of 10% or more of its assets, stock purchases and other transactions pursuant to which the percentage of the corporation’s stock owned by the interested stockholder increases (other than on a pro rata basis) or pursuant to which the interested stockholder receives a financial benefit from the corporation, for a period of three years after becoming an interested stockholder unless one of the following exceptions applies: (i) the board approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of CVS Health, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of CVS Health who was the owner of 15% or more of the outstanding voting stock within the three-year period prior to determine whether a person is an interested stockholder.

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